EXHIBIT 12
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS
(UNAUDITED)

						Three Months
						Ended
	Year Ended December 31					March 31
	2001	2002	2003	2004	2005	2005	2006
	(dollars in thousands)
Earnings:
Income from continuing operations before extraordinary items (1)	$50,200	$57,524	$70,736	$81,118	$78,127	$22,741	$23,155
Fixed charges	34,644	44,644	59,833	76,824	85,999	20,773	25,151
Capitalized interest	(841)	(170)	(1,535)	(875)	(665)	(265)	(202)
Equity (earnings) losses in less than 50% owned subsidiary	(332)	(15)	(270)

Earnings	$83,671	$101,983	$128,764	$157,067	$163,461	$43,249	$48,104

Fixed charges:
Interest expense (2)	$32,028	$42,101	$55,377	$72,556	$82,624	$19,645	$24,238
Capitalized interest	841	170	1,535	875	665	265	202
Amortization of loan expenses	1,775	2,373	2,921	3,393	2,710	863	711

Fixed charges	$34,644	$44,644	$59,833	$76,824	$85,999	$20,773	$25,151

Consolidated ratio of earnings to fixed charges	2.42	2.28	2.15	2.04	1.90	2.08	1.91

Earnings:
Income from continuing operations before extraordinary items (1)	$50,200	$57,524	$70,736	$81,118	$78,127	$22,741	$23,155
Fixed charges	34,644	44,644	59,833	76,824	85,999	20,773	25,151
Capitalized interest	(841)	(170)	(1,535)	(875)	(665)	(265)	(202)
Equity (earnings) losses in less than 50% owned subsidiary	(332)	(15)	(270)

Earnings	$83,671	$101,983	$128,764	$157,067	$163,461	$43,249	$48,104

Fixed charges:
Interest expense (2)	$32,028	$42,101	$55,377	$72,556	$82,624	$19,645	$24,238
Capitalized interest	841	170	1,535	875	665	265	202
Amortization of loan expenses	1,775	2,373	2,921	3,393	2,710	863	711

Fixed charges	34,644	44,644	59,833	76,824	85,999	20,773	25,151
Preferred stock dividends	13,505	12,468	9,218	12,737	21,594	5,436	5,333

Combined fixed charges and preferred stock dividends	$48,149	$57,112	$69,051	$89,561	$107,593	$26,209	$30,484

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.74	1.79	1.86	1.75	1.52	1.65	1.58

(1)	In accordance with FASB Statement No. 144, we have reclassified the income and expenses attributable to the properties sold subsequent to January 1, 2002 and attributable to properties held for sale at March 31, 2006 to discontinued operations.

(2)	For purposes of this statement, interest expense consists of interest on all indebtedness including amounts allocated to discontinued operations, in accordance with FASB Statement No. 144.